Exhibit 99.1

FOR IMMEDIATE RELEASE

BESTWAY, INC. ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

Same Store Revenues Up 3.5%

(Dallas, Texas – March 28, 2005) Bestway, Inc. (Pink Sheets: BSTW), today released financial results for its first quarter ended October 31, 2004.

For the three months ended October 31, 2004, revenue increased 4.1% to $9,430,540, compared to $9,059,027 for the first quarter of last year. Same store revenues (revenues earned in stores operated for the entirety of both periods) increased 3.5% in the quarter. Net earnings decreased to a loss of $132,536, or $(.08) per share on a diluted basis, compared to income of $64,505, or $.04 per share on a diluted basis, a year ago. The Company’s quarterly decline in net earnings resulted primarily from the decision to move to a more aggressive value-pricing model during the fiscal fourth quarter of 2004. The Company’s value-pricing model is an investment necessary to increase customer traffic. It is anticipated that future cost savings in key areas, combined with revenue increases will result in improved profits over time. In addition, the Company incurred expense of $60,202 for the relocation of two stores.

“I’m pleased to report strong internal enthusiasm for our new value-priced programs that have been well received by our customers with early results exceeding expectations,” commented David A. Kraemer, President and Chief Executive Officer. “While offering our customers an aggressive pricing model, we’ve been able to have a positive impact on reducing returns and collection efforts to focus on growing revenues and customers. Transitioning to our model affected earnings with higher depreciation expense. We are committed to improving our customers experience with rent-to-own by offering them the lowest total cost of ownership and we understand that lower margins requires us to operate at a more optimum level with strict cost controls. While we continue to seek cost take outs, it must be understood short term earnings may be erratic.”

On November 19, 2004, the Company filed its Schedule 13E-3 and preliminary proxy statement in connection with the upcoming annual meeting of the stockholders of the Company. At such meeting, the stockholders of the Company will vote upon, among other things, an amendment to the Company’s Amended and Restated Certificate of Incorporation, which, if approved, would result in a 1-for-100 reverse stock split, such that stockholders owning less than 100 shares of Common Stock will have such shares cancelled and converted into the right to receive payment of cash, at a rate of $13.00 per each pre-split share of Common Stock, immediately followed by a 100-for-1 forward stock split. The Company is currently awaiting completion of the SEC review of its Schedule 13E-3 and proxy statement before proceeding with the reverse/forward stock split. All stockholders will receive a definitive proxy statement once the SEC has completed its review process.

Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

This press release and the guidance above contain various “forward-looking statements” that involve risks and uncertainties. Forward-looking statements represent the Company’s expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company’s operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undue reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.

Contacts for Bestway, Inc.

Beth A. Durrett

Chief Financial Officer

(214) 630-6655

bdurrett@bestwayrto.com

David A. Kraemer

President and Chief Executive Officer

(214) 630-6655

dkraemer@bestwayrto.com

BESTWAY, INC.

SELECTED BALANCE SHEET DATA

	(Unaudited) October 31, 2004	July 31, 2004
Cash and cash equivalents	$792,249	$692,476
Prepaid expenses and other assets	251,685	243,619
Rental merchandise, net	13,604,377	13,946,095
Property and equipment, net	2,089,511	2,235,985
Total assets	19,001,339	19,375,622

Accounts payable	1,167,685	606,009
Debt	7,679,310	8,433,907
Total liabilities	10,404,091	10,657,088
Stockholders’ Equity	8,597,248	8,718,534

BESTWAY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended October 31,
	2004	2003
Revenues:
Rental and fee income	$9,053,956	$8,728,188
Sales of merchandise	376,584	330,839

	9,430,540	9,059,027

Cost and operating expenses:
Depreciation and amortization:
Rental merchandise	2,044,490	1,759,171
Other	271,987	328,441
Cost of merchandise sold	264,173	254,877
Salaries and wages	2,856,362	2,641,325
Advertising	485,250	463,889
Occupancy	668,159	618,270
Other operating expenses	2,865,118	2,739,438
Interest expense	127,202	152,814
Loss (gain) on sale of property and equipment	60,202	(2,572)

	9,642,943	8,955,653

Income (loss) before income taxes	(212,403)	103,374

Income tax (benefit) expense	(79,867)	38,869

Net income (loss)	$(132,536)	$64,505

Basic and diluted net income (loss) per share	$(0.08)	$0.04

Weighted average common shares outstanding	1,683,872	1,678,672

Diluted weighted average common shares outstanding	1,683,872	1,835,559